UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 14, 2014

BLOX INC.
(Exact name of registrant as specified in its charter)

000-53565
 (Commission File Number)

Nevada	20-8530914
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Suite 600 – 666 Burrard Street, Vancouver, BC V6C 3P6
(Address of principal executive offices) (Zip Code)

 (604) 688-3899
(Registrant’s telephone number including area code)

Suite 206 - 595 Howe Street, Vancouver, British Columbia, V6C 2T5
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of

Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 14, 2014, we appointed Mr. Cedric Wilson as a director of our company.  Mr. Wilson has acted as a director of Blox Energy Inc., our wholly owned subsidiary, since February 27, 2014 and served as a director of International Eco Endeavors Corp. from April 28, 2011 until its amalgamation on February 27, 2014. Mr. Wilson graduated from the University of British Columbia and brings over 25 years of financial services experience to our company. Prior to working in the renewable energy/cleantech sector, Mr. Wilson spent 18 years at UnumProvident, a US Fortune 250 financial and insurance services corporation that trades on New York Stock Exchange. His last position with UnumProvident was in the role of Regional Director. The Canadian operations of UnumProvident were purchased by RBC Life Insurance Co. where he served as Regional Vice President until his departure. Mr. Wilson applies his skills to the renewable energy/cleantech sector by consulting for renewable energy companies in developing the investment strategy and framework for investor and sales channels, along with advising on the structure of offerings and the planned creation of tax favoured renewable energy/cleantech partnerships in the sector.

Family Relationships

There are no family relationships among our directors or officers.

Certain Related Transactions and Relationships

Other than the grant of 500,000 options on February 27, 2014, since the beginning of our fiscal year ended December 31, 2013, we have not been a party to any transaction, proposed transaction, or series of transactions in which Mr. Wilson or any member of the immediate family of Mr. Wilson has had or will have a direct or indirect material interest.

Item 9.01             Financial Statements and Exhibits

Exhibit Number	Description
99.1	News Release for March 17, 2014 - Blox Announces New Director Cedric Wilson

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blox, Inc.
(Registrant)

Date	March 17, 2014	/s/ Robert Abenante
Robert Abenante President, Chief Executive Officer